EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into effective as of the 19th day of December, 2005, (the “Effective Date”) by and between G&K SERVICES, INC., a Minnesota corporation with its principal business office in the State of Minnesota (“Employer”, as further defined in Section 1.10 below); and David Miller a resident of the State of Minnesota (“Executive”).
INTRODUCTION
A.	Employment. Executive is employed by Employer under this Agreement the terms and conditions of this Agreement. As such, Executive is subject to the same polices, terms and conditions as those described in the Employer’s employee handbook, its Code of Ethics, policies, and employee benefit plans (as modified from time to time by Employer), except as otherwise specifically provided in this Agreement.

B.	Protection of Employer. In performing Executive’s job-related duties and responsibilities for Employer, Executive will have extensive access to Employer’s confidential design, manufacturing, distribution, marketing and sales information which Employer has developed at great expense, time and effort, as well as opportunities to cultivate valuable business relationships with employees, customers and vendors of Employer. This information is Confidential Information, as defined in Section 8 of this Agreement, and its disclosure to a competitor would cause irreparable harm to Employer. Therefore, Employer is not willing to offer Executive employment and the additional benefits contained in this Agreement unless Executive signs this Agreement, providing Employer with reasonable protection for its Confidential Information as well as other the protections set forth below.
AGREEMENT
     In consideration of the facts recited above, which are a part of this Agreement, and the parties’ mutual undertakings in this Agreement, Employer and Executive agree as follows:
ARTICLE 1
DEFINITIONS
     Capitalized terms used generally in this Agreement will have their defined meaning throughout the Agreement. The following terms will have the meanings set forth below; unless the context clearly requires otherwise.
     1.1 “Agreement” means this Agreement, as it may be amended from time to time.
     1.2 “Base Salary” means the total annual cash compensation payable to Executive on a regular periodic basis under this Agreement Section 3.1, without regard to any voluntary salary deferrals or reductions to fund employee benefits.
     1.3 “Board” means the Board of Directors of Employer.

     1.4 “Cause” has the meaning set forth in Section 4.2.
     1.5 “Change in Control” has the meaning set forth in Article 7.
     1.6 “Confidential Information” has the meaning set forth in Section 8.1.
     1.7 “Date of Termination” has the meaning set forth in Section 4.6.
     1.8 “Disability” means the unwillingness or inability of Executive to perform the essential functions of Executive’s position (with or without reasonable accommodation) under this Agreement for a period of ninety (90) days (consecutive or otherwise) within any period of six (6) consecutive months because of Executive’s incapacity due to physical or mental illness, bodily injury or disease, if Executive has not returned to the full-time performance of the Executive’s duties within ten (10) days after a Notice of Termination is issued by Employer; provided, however, that if Executive (or Executive’s legal representative) does not agree with a determination of the existence of a Disability (or the existence of a physical or mental illness or bodily injury or disease), this determination will be subject to the certification of a qualified medical doctor mutually agreed to by Employer and Executive. In the absence of agreement, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. The decision of the designated physician will be binding upon the parties.
     1.9 “Effective Date” has the meaning referred to in the first paragraph of this Agreement.
     1.10 “Employer” means all of the following, jointly and severally: (a) G&K Services, Inc., (b) any Subsidiary of G&K Services, Inc. and (c) any Successor of G&K Services, Inc.
     1.11 “Executive” means the individual named in the first paragraph of this Agreement.
     1.12 “Notice of Termination” has the meaning set forth in Section 4.6(a).
     1.13 “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by Employer, to which Employer is a party or under this Agreement which employees of Employer are covered, including, without limitation, (a) any stock option or any other equity-based compensation plan; (b) any annual or long-term incentive (bonus) plan; (c) any employee benefit plan, such as a thrift, profit sharing, deferred compensation, medical, dental, disability income, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, separation or relocation plan or policy and (d) any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of Employer.
     1.14 “Subsidiary” means any corporation or other business entity controlled by Employer.
     1.15 “Successor” means any corporation, individual, group, association, partnership, limited liability company, firm, venture or other entity or person that, subsequent to the Effective Date, succeeds to the actual or practical ability to control (either immediately or with the passage of time) substantially all of Employer and/or Employer’s business and/or assets, directly or indirectly, by merger, consolidation,
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recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.
ARTICLE 2
EMPLOYMENT AND DUTIES
     2.1 Employment. Under this Agreement the terms and conditions of this Agreement, Employer offers and Executive accepts employment for an indefinite term. Executive will serve in the capacity of President, US Rental Operations, reporting to Employer’s Chief Executive Officer or, subject to Executive’s rights under this Agreement, such other title and position as the Chief Executive Officer will determine. This Agreement and Executive’s employment may be terminated by Employer at any time and for any reason, with or without cause.
     2.2 Duties. While Executive is employed under this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote substantially all of Executive’s attention and time during normal business hours to the business and affairs of Employer and to use Executive’s best efforts to perform faithfully and efficiently such responsibilities assigned to Executive from time to time.
     Executive will comply with Employer’s policies and procedures including those described in the Company’s employee handbook, Code of Ethics, policies, and employee benefit plans of Employer, as modified from time to time by Employer; provided, however, that to the extent these policies and procedures are inconsistent with this Agreement, the provisions of this Agreement will control.
     2.3 Relationship of Parties. The relationship between Employer and Executive will be that of employer and employee. Except as otherwise specifically provided in Article 4, nothing in this Agreement will be construed to give Executive any interest in the assets of Employer. All of the records and files pertaining to Employer’s suppliers, licensors, licensees and customers are specifically acknowledged to be the property of Employer and not that of Executive.
ARTICLE 3
COMPENSATION AND BENEFITS
     3.1 Base Salary. Commencing as of the Effective Date, Employer will pay Executive a Base Salary at an annual rate of Two Hundred Ninety Thousand Dollars ($290,000.00), or such other annual rate as may from time to time be approved by the Board. The Base Salary is to be paid in substantially equal regular periodic payments in accordance with Employer’s regular payroll practices. If Executive’s Base Salary is changed at any time during Executive’s employment by Employer, the changed amount will become the Base Salary under this Agreement, subject to any subsequent changes.
     3.2 Other Compensation and Benefits. While Executive is employed by Employer under this Agreement:
     (a) Executive will have an annual incentive opportunity equal to fifty percent (50%) at target (100% achievement of objectives) under Employer’s management incentive plan in effect for its 2006 fiscal year, and incentives determined under Employer’s management incentive plans for future fiscal years. For fiscal year 2006 there is no cap on the maximum payout on the
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management incentive plan for members of Employer’s Executive Team. Executive is a member of Employer’s Executive Team. For fiscal year 2006 only, Employer guarantees a minimum payout of fifty percent (50%) of Executive’s target incentive opportunity, prorated based upon the Effective Date.
     (b) For fiscal year 2006 only, and as a bonus for signing and implementing this Agreement, Employer will pay to Executive the sum of Twenty-Five Thousand Dollars ($25,000.00) payable with Executive’s first paycheck as an employee.
     (c) As determined by the Board, Exertive may receive an initial grant of stock option shares as approved by the Board, with three (3) year graded vesting, and a grant of restricted stock shares with five (5) year graded vesting. Executive will be eligible for an annual equity grant of stock, starting as of the beginning of fiscal year 2007, as determined by the Board for performance at target with potential upside for superior performance against objectives.
     (d) Executive will be permitted to participate in all Plans for which Executive is or becomes eligible as provided by the respective Plan terms. Employer may, in its sole discretion, amend or terminate any Plan that provides benefits generally to its employees or its executive officers.
     (e) As a member of Employer’s Executive Team, Executive will receive a leased vehicle of Executive’s choice with a value of up to Fifty-Five Thousand Dollars ($55,000.00), and will be eligible for a financial planning benefit of up to Two Thousand Five Hundred ($2,500.00) annually, and an annual executive physical paid for by Employer.
     (f) Executive is eligible for up to four (4) weeks paid vacation annually.
     (g) Executive will also be entitled to participate in or receive benefits under any Plan made available by Employer in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of the Plans and the preceding provisions of this Section 3.2.
     3.3 Limitation on Right to Deferred Compensation. The rights of Executive, or Executive’s beneficiaries or estate, to any deferred compensation under this Agreement will be solely those of an unsecured creditor of Employer. Neither Executive nor any of Executive’s beneficiaries or estate will be entitled to assign or transfer (except to Employer) any right to receive any part of any deferred compensation amounts under this Agreement and, in the event of any attempt to assign or transfer any of these amounts, Employer will have no further liability under this Agreement for these amounts.
ARTICLE 4
TERMINATION
     Executive’s employment with the Employer may be terminated at any time as follows:
     4.1 Death or Disability This Agreement and Executive’s employment under this Agreement will, upon Executive’s death or Disability, terminate as of the applicable Date of Termination.
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     4.2 Termination by Employer for Cause. Employer may terminate Executive’s at will employment at any time for Cause, with or without advance notice (except as otherwise provided in this Section 4.2). For purposes of this Agreement, “Cause” means any of the following, with respect to Executive’s position of employment with Employer:
     (a) Executive’s failure or refusal to perform the duties and responsibilities set forth under this Agreement if the failure or refusal is not due to Disability or a physical or mental illness or bodily injury or disease;
     (b) use of alcohol or drugs that interferes with the performance of Executive’s obligations under this Agreement or Executive’s duties, responsibilities and obligation as an employee of Employer;
     (c) Executive’s indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or of any crime involving moral turpitude, fraud, dishonesty or theft;
     (d) any material dishonesty of Executive involving or affecting Employer;
     (e) any gross negligence or other willful or intentional act or omission of Executive having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of Employer or Executive in a material way;
     (f) any willful or intentional breach by Executive of a fiduciary duty to Employer;
     (g) any court order or settlement agreement prohibits Executive’s continued employment with Employer;
     (h) any willful or intentional breach by Executive of a written or oral non-competition agreement, confidentiality agreement, proprietary information agreement, trade secret agreement or any other agreement which would prevent Executive from working for Employer and/or performing Executive’s duties at Employer;
     (i) any willful or intentional breach by Executive of Employer’s standard business practices and policies, including, without limitation, policies against racial or sexual discrimination or harassment; and
     (j) any material breach by Executive (not covered by any of the above clauses (a) through (i)) of any material term, provision or condition of this Agreement, if the breach is not cured (to the extent curable) within five (5) days after written notice of the breach is issued to Executive from Employer.
     For purposes of this Section 4.2, no act, or failure to act, on Executive’s part will be considered “dishonest,” “willful” or “intentional” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in or not opposed to, the best interest of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Furthermore, the term
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“Cause” will not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.
     4.3 Termination by Executive for Good Reason. After a Change in Control (as defined in Article 7), Executive may voluntarily resign from employment under this Agreement with or without Good Reason (as this term is defined in Section 7.1(f)).
     4.4 Voluntary Termination by Executive. Executive may, upon thirty (30) days notice to Employer, terminate Executive’s at will employment at any time for any reason. During the thirty (30) day period after notice is given Executive agrees that, at Employer’s request and sole discretion, Executive will continue to render Executive’s normal service to Employer to the best of Executive’s ability, and Employer will continue to pay Executive the Base Salary.
     4.5 Termination by Employer without Cause. Employer may, upon written notice, terminate Executive’s at will employment without cause, at any time and for any reason or no reason.
     4.6 Notice of Termination and Date of Termination.
     (a) For purposes of this Agreement, a “Notice of Termination” will mean a notice that indicates the date on which termination of Executive’s employment is effective. Any termination by Employer or by Executive under to this Agreement (other than Executive’s death or a termination by mutual agreement) will be communicated to the other party by submission of a written Notice of Termination. If termination is by Employer For Cause or by Executive for Good Reason, the Notice of Termination will set forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination, consistent with the terms of this Agreement.
     (b) For purposes of this Agreement, “Date of Termination” will mean: (i) if Executive’s employment is terminated due to death, the date of Executive’s death; (ii) if Executive’s employment is terminated for Disability, thirty (30) calendar days after the Notice of Termination is given; (iii) if Executive’s employment is terminated by Employer for Cause or by Executive for Good Reason, the date stated in the Notice of Termination; (iv) if Executive’s employment is terminated by mutual agreement of the parties, the termination date provided for in the agreement; or (v) if Executive’s employment is terminated for any other reason, the date stated in the Notice of Termination provided the date is no earlier than thirty (30) calendar days after the date on which the Notice of Termination is submitted to the intended recipient, unless an earlier date has been expressly agreed to by Executive in writing either before or after receiving the Notice of Termination.
ARTICLE 5
PAYMENTS UPON TERMINATION
     5.1 Compensation during Disability. During any period in which Executive fails to perform Executive’s duties under this Agreement as a result of Executive’s incapacity due to physical or mental illness or bodily injury or disease, Executive will continue to receive all Base Salary and other compensation and benefits to which Executive is otherwise entitled under this Agreement and any Plan, through Executive’s Date of Termination.
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     5.2 Compensation upon Termination by Reason of Death, Voluntary Termination by Executive, For Cause by Employer or by Mutual Agreement. Except as provided in Article 7, if Executive’s employment under this Agreement is terminated (i) by Executive’s death, (ii) voluntarily by Executive, (iii) by Employer for Cause, or (iv) by mutual agreement of the parties, then Employer will pay Executive the Base Salary through the Date of Termination, plus any amounts to which the Executive is entitled under this Agreement, and under any Plan as provided by the Plan. Employer will also pay any retirement benefits to which Executive is or becomes entitled under this Agreement or under any Plan, except to the extent any benefits are forfeited under the terms of the Plan.
     5.3 Compensation Upon Termination by Employer Without Cause or Executive for Good Reason. In the event either (i) Employer terminates Executive’s employment under this Agreement without Cause; or (ii) Executive voluntarily terminates employment under this Agreement for Good Reason [as this term is defined in Section 7.1 (f)]; and, if Executive executes a written release substantially in the form attached to this Agreement as Exhibit A and consistent with this Section 6.3 (a “Release Agreement”), then
     (i) Employer will pay to Executive, as separation pay which Executive has not earned and to which he is not otherwise entitled, an amount equal to eleven (11) months of Executive’s monthly Base Salary in effect as of the Date of Termination [in addition to a thirty day notice of termination set forth in Section 4.6(b)]. Separation payment will be made to the Executive in weekly payments beginning at least sixteen (16) days after Executive’s execution of the Release Agreement, provided the Executive has not exercised rights to revoke or rescind the release of claims as provided in the Release Agreement
     (ii) If Executive (or any individual eligible for group health Plan benefits through Executive) is eligible under this Agreement, the Plan or applicable law to continue participation in Employer’s group health Plan during the separation pay period and does elect to continue these benefits, Employer will, for that period during which Executive is entitled to receive separation pay under Section 5.3(i), continue to pay Employer’s share of the cost of these benefits as if Executive remained continuously employed with Employer throughout the separation pay period but only while Executive or such other individual continues to pay the balance of such cost. In the alternative, and under these circumstances, Employer may elect, in its discretion, to pay to Executive on or about the Date of Termination a lump sum calculated to represent Employer’s share of the cost of these benefits.
5.4	Outplacement. Employer will, for a period of up to eleven (11) months following Executive’s Date of Termination, reimburse Executive for all reasonable expenses of a reputable outplacement organization selected by Executive, but not to exceed $12,000.00 in the aggregate.

5.5	No Additional Pay/Benefits. Except as specifically set forth above, no post-termination payments or benefits will be provided to Executive following the Date of Termination of Executive’s employment. No 401(k) contributions will be paid by Employer based on post-termination separation pay. Further, Executive will not be entitled to an incentive award
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under the Employer’s incentive Plans or any other bonus for any fiscal year, or part thereof, during which post-termination separation pay is paid.
     Executive will not be required to mitigate Employer’s payment obligations under this Article 5 by making any efforts to secure other employment, and Executive’s commencement of employment with another employer will not reduce the obligations of Employer under this Article 5.
ARTICLE 6
CHANGE IN CONTROL
     6.1 Definitions Relating to a Change in Control. The following terms will have the meanings set forth below; unless the context clearly requires otherwise:
     (a) “1934 Act” will mean the Securities Exchange Act of 1934, as amended (or any successor provision), and applicable regulations.
     (b) “Beneficial Ownership” by a person or group of persons will be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. Beneficial Ownership of an equity security may be established by any reasonable method, but will be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting the ownership.
     (c) “Change of Control” means the occurrence of any of the following events:
     (i) any person or group of persons attains Beneficial Ownership of thirty per cent (30%) or more of any equity security of Employer entitled to vote for the election of directors;
     (ii) a majority of the members of the Board is replaced within a period of less than two (2) years by directors not nominated and approved by the Board; or
     (iii) the stockholders of Employer approve an agreement to merge or consolidate with or into another corporation or entity unrelated to Employer, or an agreement to sell or otherwise dispose of all or substantially all of Employer’s assets (including a plan of liquidation).
     (d) “Continuing Directors” are (i) directors who were in office prior to the time any events described in paragraphs (c)(i), (c)(ii) or (c)(iii) of this Section 6.1 have occurred, or any person that has publicly announced an intention to acquire twenty per cent (20%) or more of any equity security of Employer; (ii) directors in office for a period of more than two (2) years; and (iii) directors nominated and approved by the Continuing Directors.
     (e) “Change in Control Termination” will mean that a Change in Control of Employer has occurred, and either of the following events has also occurred within one (1) year after the Change in Control: (i) Employer terminates the Executive’s employment or this Agreement for any
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reason other than for Cause, Executive’s death or Executive’s Disability; or (ii) Executive terminates Executive’s employment for Good Reason.
     (f) “Good Reason” will mean, with respect to a voluntary termination of employment by Executive after a Change in Control, any of the following:
     (i) an adverse involuntary change in Executive’s status or position as an executive officer of Employer, including, without limitation, (A) any adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties, responsibilities or authority as of the day before the Change in Control; (B) the assignment to Executive of any duties or responsibilities that, in Executive’s reasonable judgment, are significantly inconsistent with Executive’s duties, responsibilities or authority as of the day before the Change in Control; or (C) any removal of Executive from, or any failure to reappoint or reelect Executive to, a position with the same duties, responsibilities or authority Executive had as of the day before the Change in Control (except in connection with a termination of Executive’s employment for Cause in accordance with Article 4, or as a result of Executive’s Disability or death);
     (ii) a reduction by Employer in Executive’s Base Salary as in effect on the day before the Change in Control;
     (iii) the taking of any action by Employer that would materially and adversely affect the physical conditions existing, as of the day before the Change in Control, under which Executive performs employment duties for Employer;
     (iv) Employer’s requiring Executive to be based anywhere other than where Executive’s office is located as of the day before the Change in Control, except for required travel on Employer’s business to an extent substantially consistent with business travel obligations that Executive had undertaken on behalf of Employer as prior to the Change in Control;
     (v) any failure by Employer to obtain from any Successor an assumption of this Agreement as contemplated by Section 6.1; or
     (vi) any purported termination by Employer of this Agreement or the employment of the Executive at any time after a Change in Control that is not expressly authorized by this Agreement; or any breach of this Agreement by Employer at any time after a Change in Control, other than an isolated, insubstantial and inadvertent failure that does not occur in bad faith and is remedied by Employer within a reasonable period after Employer’s receipt of notice of the failure from Executive.
     6.2 Benefits Upon a Change in Control Termination. If a Change in Control Termination occurs with respect to Executive, Executive will be entitled to the following benefits; provided, however, that to the extent Executive has already received the same type of benefits under this Article 6 as a result of Executive’s Change in Control Termination, Executive’s benefits under this Section 6.2 will be offset by these other benefits to the extent necessary to prevent duplication of benefits under this Agreement:
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          (a) all of the payments and benefits that Executive would have been entitled to receive if the Change in Control Termination were described in Section 5.3, and payment will be made in a lump sum on or before the tenth (10th) calendar day following the Date of Termination; and
          (b) for a period of up to six (6) months following Executive’s Date of Termination, Employer will reimburse Executive for all reasonable expenses incurred by Executive [excluding any arrangement by which Executive prepays expenses for a period of greater than thirty (30) days] in seeking employment with another employer, including the fees of a reputable outplacement organization selected by Employer, but not to exceed $12,000.00 in the aggregate;
     Executive will not be required to mitigate Employer’s payment obligations under this Agreement this Article 6 by making any efforts to secure other employment; and Executive’s commencement of employment with another employer will not reduce the obligations of Employer pursuant to this Article 6.
     6.3 Acceleration of Incentives. If upon the occurrence of a Change of Control, the Board and a majority of the Continuing Directors [as this term is defined in the G&K Services, Inc. 1998 Stock Option and Compensation Plan (the “1998 Plan”)] determine that the economic incentives (including without limitation stock options and awards of restricted stock) (the “Incentives”) granted under this Agreement the 1998 Plan shall not accelerate immediately in accordance with Section 11.12 of the 1998 Plan (or any successor provision), then the following will nonetheless occur with respect to any and all Incentives that are owned by Executive at the time of the Change of Control:
     (a) the restrictions set forth in the 1998 Plan on all shares of restricted stock awards will lapse immediately;
     (b) all outstanding options and stock appreciation rights will become exercisable immediately; and
     (c) All performance shares will be deemed to be met and payment made immediately.
     6.4 Limitation on Severance Payment. Notwithstanding any provision contained in this Agreement to the contrary, if any amount or benefit to be paid or provided under this Article 6, or any other plan or agreement between Executive and Employer would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement this Article 6 will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). If requested by Executive or Employer, the determination of whether any reduction in such payments or benefits to be provided under this Article 6 or otherwise is required pursuant to the preceding sentence will be made by an independent accounting firm that is a “Big-4 Accounting Firm” (or other accounting firm mutually acceptable to Executive and Employer) not then-engaged as Employer’s independent public auditor, at the expense of Employer, and the determination such independent accounting firm will be final and binding on
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all parties. In making its determination, the independent accountant will allocate a reasonable portion of the separation payment to the value of any personal services rendered following the Change in Control and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment. In the event that any payment or benefit intended to be provided under this Article 6 or otherwise is required to be reduced pursuant to this Section 6.4, Executive (in Executive’s sole discretion) will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. Employer will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within ten (10) business days of receiving such information, Employer may effect such reduction in any manner it deems appropriate.
ARTICLE 7
PROTECTION OF EMPLOYER
     7.1 Confidential Information. For purposes of this Article 7, “Confidential Information” means information that is proprietary to Employer or proprietary to others and entrusted to Employer; whether or not such information includes trade secrets. Confidential Information includes, but is not limited to, information relating to Employer’s business plans and to its business as conducted or anticipated to be conducted, and to its past or current or anticipated products and services. Confidential Information also includes, without limitation, information concerning Employer’s customer lists or routes, pricing, purchasing, inventory, business methods, training manuals or other materials developed for Employer’s employee training, employee compensation, research, development, accounting, marketing and selling. All information that Employer has a reasonable basis to consider as confidential will be Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information of Employer.
Executive will not, during or after the termination of Executive’s employment under this Agreement, (a) directly or indirectly use Confidential Information for Executive’s own benefit; or (b) disclose any Confidential Information to, or otherwise permit access to Confidential Information by, any person or entity not employed by Employer or not authorized by Employer to receive such Confidential Information, without the prior written consent of Employer. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. Furthermore, except in the usual course of Executive’s duties for Employer, Executive will not at any time remove any Confidential Information from the offices of Employer, record or copy any Confidential Information or use for Executive’s own benefit or disclose to any person or entity directly or indirectly competing with Employer any information, data or materials obtained from the files or customers of Employer, whether or not such information, data or materials are Confidential Information.
     Upon any termination of Executive’s employment, Executive will collect and return to Employer (or its authorized representative) all original copies and all other copies of any Confidential Information acquired by Executive while employed by Employer.
     The obligations contained in this Section 8.1 will survive for as long as Employer in its sole judgment considers the information to be Confidential Information. The obligations under this Agreement this Section 8.1 will not apply to any Confidential Information that is now or becomes generally available
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to the public through no fault of Executive or to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.
     7.2 Non-Competition. While employed by Employer and for a period of eighteen (18) months following the date of Executive’s termination of employment for any reason, Executive will not, directly or indirectly, alone or as an officer, director, shareholder, partner, member, employee or consultant of any other corporation or any partnership, limited liability company, firm or other business entity:
     (a) engage in, have any ownership interest in, financial participation in, or become employed by, any business or commercial activity in competition (i) with any part of Employer’s business, as conducted anywhere within the geographic area in which Employer has conducted its business within the three (3) years before such date, or (ii) with any part of Employer’s contemplated business with respect to which Executive has Confidential Information governed by Section 7.1. For purposes of this paragraph, “ownership interest” will not include beneficial ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ;
     (b) call upon, solicit or attempt to take away any customers, accounts or prospective customers of Employer;
     (c) solicit, induce or encourage any supplier of goods or services to Employer to cease its business relationship with Employer, or violate any term of any contract with Employer; or
     (d) solicit, induce or encourage any other employee of Employer to cease employment with Employer, or otherwise violate any term of such employee’s contract of employment with Employer.
     The restrictions set forth in this Section 7.2 will survive any termination of this Agreement or other termination of Executive’s employment with Employer, for whatever reason, and will remain effective and enforceable for the full 18-month period; provided, however, that such period will be automatically extended and will remain in full force for an additional period equal to any period in which Executive is proven to have violated any such restriction.
     7.3 Stipulated Reasonableness. Executive acknowledges that the nature of Executive’s position, the period of time necessary to fill Executive’s position in the event Executive’s employment is terminated, the period of time necessary to allow customers of Employer’s business to become familiar with Executive’s replacement, and the period of time necessary to cause an end to the identification between Executive and Employer in the minds of Employers customers and vendors, commands that the eighteen month (18) month noncompetition period be imposed for the protection of Employer’s investment in its business.
     7.4 Protection of Reputation. Executive will, both during and after the termination of Executive’s employment under this Agreement, refrain from communicating to any person, including without limitation any employee of Employer, any statements or opinions that are negative in any way about Employer or any of its past, present or future officials. In return, whenever Employer sends or receives any Notice of Termination of Executive’s employment under this Agreement, Employer will advise the members of its
Executive Employment Agreement 2005

operating committee and executive committee (or any successors to such committees), to refrain from negative communications about Executive to third parties.
     7.5 Remedies. The parties declare and agree that it is impossible to accurately measure in money the damages that will accrue to Employer by reason of Executive’s failure to perform any of Executive’s obligations under this Agreement this Article 7; and that any such breach will result in irreparable harm to Employer, for which any remedy at law would be inadequate. Therefore, if Employer institutes any action or proceeding to enforce the provisions of this Article 7, Executive waives the claim or defense that such party has an adequate remedy at law, Executive will not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law, and Employer will be entitled, in addition to all other remedies or damages at law or in equity, to temporary and permanent injunctions and orders to restrain any violations of this Article 7 by Executive and all persons or entities acting for or with Executive.
     7.6 Survival. The provisions of Article 7 of this Agreement will survive the termination of this Agreement or the termination of Executive’s employment with Employer, and will remain in full force and affect following termination.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Successors and Assigns; Beneficiary.
     (a) This Agreement will be binding upon and inure to the benefit of any Successor of Employer, and any Successor will absolutely and unconditionally assume all of Employer’s obligations under this Agreement. Upon Executive’s written request, Employer will seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by Employer of their obligations under this Agreement. Failure to obtain such assent prior to the time a person or entity becomes a Successor (or where Employer does not have advance notice that a person or, entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) will constitute Good Reason for termination of employment by Executive pursuant to Article 4.
     (c) This Agreement and all rights of Executive under this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and any assignees permitted under this Agreement. If Executive dies while any amounts would still be payable to Executive under this Agreement if Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Executive’s Beneficiary. Executive may not assign this Agreement, in whole or in any part, without the prior written consent of Employer.
     (d) For purposes of this Section 8.1, “Beneficiary” means the person or persons designated by Executive (in writing to Employer) to receive benefits payable after Executive’s death pursuant to Section 8.1(c). In the absence of any such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.
Executive Employment Agreement 2005

     8.2 Litigation Expense. If any party is made or will become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations under this Agreement, then the prevailing party in such litigation will receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys’ fees to be fixed by the court or arbitrator (as applicable), with interest thereon from the date of judgment or arbitrator’s decision at the rate of eight percent (8%) or, if less, the maximum rate permitted by law.
     8.3 No Offsets. In no event will any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to Employer.
     8.4 Notices. All notices, requests and demands given to or made pursuant hereto will, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U. S. mail, to any party as its address set forth on the last page of this Agreement. Either party may, by notice under this Agreement, designate a changed address. Any notice under this Agreement will be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.
     8.5 Captions. The various headings or captions in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement. When used herein, the terms “Article” and “Section” mean an Article or Section of this Agreement, except as otherwise stated.
     8.6 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties under this Agreement, will be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement will be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.
     8.7 Construction. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under this Agreement applicable law, but if any provision of this Agreement will be prohibited by or invalid under this Agreement applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     8.8 Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law
     8.9 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.
     8.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties to this Agreement in reference to all the matters agreed upon. This Agreement replaces
Executive Employment Agreement 2005

in full all prior employment agreements or understandings of the parties to this Agreement, and any and all such prior agreements or understandings are rescinded by mutual agreement.
     8.11 Survival. The provisions of this Agreement which by their express or implied terms extend (a) beyond the termination of Executive’s employment under this Agreement (including, without limitation, the provisions relating to separation compensation and effects of a Change in Control); or (b) beyond the termination of this Agreement (including, without limitation the provisions in Article 8 relating to confidential information, non-competition and non-solicitation), will continue in full force and effect notwithstanding Executive’s termination of employment under this Agreement or the termination of this Agreement, respectively.
     8.12 Voluntary Agreement. Executive has entered into this Agreement voluntarily, after having the opportunity to consult with an advisor chosen freely by Executive.
     8.13 Remedies. No civil action may be commenced for any claim or dispute relating to this Agreement or arising out of Executive’s employment with Employer unless the parties, within thirty (30) days after the date of either party’s written request, attempt in good faith to promptly resolve the claim or dispute by negotiation at agreed time(s) and location(s). All negotiations are confidential and will be treated as settlement negotiations. Notwithstanding the foregoing, either party may seek equitable relief prior to such good faith efforts to preserve the status quo pending the completion of such efforts.
     IN WITNESS WHEREOF, the parties have caused this Executive Employment Agreement to be executed and delivered as of the Effective Date.

EMPLOYER:	G&K SERVICES, INC.:

	By:	/s/ Richard L. Marcantonio Chairman of the Board and
Chief Executive Officer

EXECUTIVE:		/s/ David M. Miller

Executive Employment Agreement 2005

EXHIBIT A
SEVERANCE AGREEMENT AND GENERAL RELEASE
Definitions. All the words used in this Severance Agreement and General Release (this “Agreement”) have their plain meaning in ordinary English. Specific terms used in this Agreement have the following meanings:
1.	Words such as I and me include both me and anyone who has or obtains any legal rights or claims through me. My name is _______________.

2.	“G&K” means G&K Services, Inc., and its affiliated entities, and each of them, and past or present officials, managers, agents, officers, directors, employees, committees, insurers, indemnitors, successors or assigns of any of the foregoing entities.
G&K’s Promises. In exchange for My Promises, G&K has promised to extend to me the consideration set forth on a separate Severance Benefits Letter dated the same date as this Agreement (the “Severance Benefits Letter”), but only if I have not exercised my rights to revoke or rescind certain of my waivers as provided in this Agreement.
My Claims. The claims I am releasing include all of my rights to any relief of any kind from G&K including but not limited to:
1.	All claims I have now, whether or not I now know about the claims;

2.	All claims for attorney’s fees;

3.	All claims, through the date this document is executed, for alleged discrimination against me and any other rights and claims under the federal Age Discrimination in Employment Act (“ADEA”), the Minnesota Human Rights Act (“MHRA”), the Minneapolis Civil Rights Act, and all claims of any nature under any federal, state or local statute, ordinance or other law;

4.	All claims arising out of my employment or my separation from employment with G&K including, but not limited to, any alleged breach of contract, wrongful termination, defamation, invasion of privacy or infliction of emotional distress;

5.	All claims for any other alleged unlawful employment practices arising out of or relating to my employment or my separation from employment; and

6.	All claims for any other form of pay, for example holiday pay, vacation pay and sick pay.

7.	All claims I have under that certain Executive Employment Agreement dated _______________ (the “Executive Employment Agreement”).
My Promises. In exchange for receiving the payments and other consideration set forth in the Severance Benefits Letter, I hereby give up all my claims against G&K. I fully and finally release, give up, and otherwise relinquish all of my rights and claims against G&K, including for example rights and claims of discrimination under the ADEA, MHRA, and Minneapolis Civil Rights Act and all claims of any nature under any federal, state or local statute, ordinance or other law. I will not bring any lawsuits or make any other demands against G&K, except if necessary to enforce the provisions of the Severance Benefits Letter or to determine if this Agreement is valid under the ADEA. The money and benefits I will receive as set forth in the

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Severance Benefits Letter is full and fair payment for the release of all my rights and claims and is in full satisfaction of G&K’s obligations under my Executive Employment Agreement. G&K does not owe me anything in addition to what I will receive under the Severance Benefits Letter.
Additional Agreements and Understandings.
1.	My last day of employment is _______________, ______.

2.	My obligations with respect to Protection of Employer all as more thoroughly set forth in the Executive Employment Agreement shall survive my termination. This Agreement replaces, supersedes, and nullifies any other prior oral or written agreements between G&K and me as to any matter herein.

3.	I will keep the terms of the Agreement and the Severance Benefits Letter confidential and make no disclosures to anybody, except that I may make such disclosures to my immediate family, legal and tax advisors. In return, G&K has agreed that the terms of the Agreement will be disclosed internally only on a need to know basis.

4.	I will refrain from communicating with any person, including without limitation, any G&K employee, any statements or opinions that are negative in any manner about the company and/or its officials.

5.	This Agreement does not affect my participation or rights in any G&K fringe benefit plan in which I participate. The Summary Plan Description of those benefits remains in effect on such benefits.

6.	I am not waiving any rights or claims under the ADEA that may arise after this date this Agreement is executed by me.
Rights to Consider, Revoke and Rescind.
1.	I understand that I am advised by G&K to consult an attorney prior to signing this Severance Agreement and General Release.

2.	I further understand that I have forty-five (45) days to consider my waiver of rights and claims of age discrimination under the ADEA, beginning ____________, the date on which I received this Agreement. If I sign this Agreement, I understand that I will then be entitled to revoke my release of any rights and claims of age discrimination under the ADEA within seven (7) days of executing it, and the release of my ADEA rights and claims shall not become effective or enforceable until the seven-day period has expired.

3.	I further understand that I have the right to rescind my release of discrimination rights and claims under the MHRA within fifteen (15) calendar days of the date upon which I sign this Agreement. I understand that, if I desire to rescind my release of discrimination rights and claims under the MHRA, I must put my rescission request in writing and deliver it to G&K by hand or by mail within 15 calendar days of the date of execution of this Agreement by me. If I deliver my rescission request by mail, it must be:
a.	postmarked within 15 calendar days of the day on which I sign this Agreement;

b.	addressed to General Counsel, Legal Department, G&K Services, Inc. 5995 Opus Parkway, Minnetonka, MN 55343; and,

c.	sent by certified mail, return receipt requested.

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     I understand that if I revoke or rescind my waivers as provided above, all of G&K’s obligations under the Severance Benefits Letter will immediately cease, and G&K will not pay me any of the money or benefits in the Severance Benefits Letter, other than those amounts listed in such Severance Benefits Letter, if any, which specifically provide that I will be paid even if I revoke or rescind the waivers.
     I have read this Agreement carefully and understand all of its terms. I have had the opportunity to discuss this Agreement with my own attorney prior to signing it. In agreeing to sign this Agreement, I have not relied on any statements or explanations made by G&K, its agents or its attorneys, except those contained in this Agreement and in the Severance Benefits Letter.

EXECUTIVE	G&K SERVICES, INC.

____________________________________	By ____________________________________

____________________________________ (Date)	Its ____________________________________
Date __________________________________

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